Exhibit 99.1

WEX Inc. Reports Second Quarter 2013 Financial Results

Strong volume and transaction growth drive quarterly results to high end of guidance

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--July 31, 2013--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended June 30, 2013.

Second Quarter Financial Results

Total revenue for the second quarter of 2013 increased 16% to $178.3 million from $153.1 million for the second quarter of 2012. Net income to common shareholders on a GAAP basis was $42.2 million, or $1.08 per diluted share, compared with $30.3 million, or $0.78 per diluted share, for the second quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the second quarter of 2013 increased 5% to $41.1 million, or $1.05 per diluted share, from $39.1 million, or $1.00 per diluted share, for the same period a year ago. See Exhibit 1 for a full reconciliation of adjusted net income.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the second quarter of 2013, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market gain of $9.8 million dollars on these instruments.

Michael E. Dubyak, WEX chairman and chief executive officer said, “We continued to build on our momentum in the second quarter with revenue and adjusted net income increasing 16% and 5%, respectively, over last year. Key business wins, solid volume growth and favorable fuel prices drove our performance, as we continue to reinvest in our business to better position WEX for the future.”

“Executing on our growth strategy, we furthered our domestic fleet business with contributions from Fleet One and some key private label client wins. In addition, our investments in WEX Virtual are spearheading our expansion into the travel vertical, as we broadened our international presence within Europe, Asia-Pac and South America. With a robust pipeline of opportunities and a strong foundation for growth established in the first half of 2013, we are confident we can continue to deliver solid results while positioning WEX for long-term global success,” concluded Mr. Dubyak.

Second Quarter 2013 Performance Metrics

Where applicable, the performance metrics listed below include activity from Fleet One, acquired October 4, 2012, which positively impacted metrics for the second quarter of 2013.

  Average number of vehicles serviced worldwide was approximately 7.4 million, an increase of 10% from the second quarter of 2012.
  Total fuel transactions processed increased 12% from the second quarter of 2012 to 93.4 million. Payment processing transactions increased 15% to 73.8 million.
  Average expenditure per payment processing transaction increased 13.7% from the second quarter of 2012 to $85.78.
  U.S. retail fuel price decreased 2.4% to $3.70 per gallon from $3.79 per gallon in the second quarter of 2012.
  Total corporate card purchase volume grew $359 million, or 13%, to $3.2 billion compared to the second quarter of 2012.

Financial Guidance and Assumptions

“Strong growth across critical areas of our business combined with low credit losses and the addition of Fleet One drove our second quarter performance as compared to the prior year. We believe WEX is well-positioned to sustain this momentum in the back half of the year and our updated guidance for the full-year reflects this view. We expect to have a positive impact from higher fuel prices which we anticipate will be partially offset by a decline in foreign exchange rates,” said Steve Elder, WEX senior vice president and chief financial officer.

  For the third quarter of 2013, WEX expects revenue in the range of $186 million to $193 million and adjusted net income in the range of $45 million to $48 million, or $1.16 to $1.23 per diluted share.
  For the full year 2013, the Company expects revenue in the range of $718 million to $728 million and adjusted net income to be in the range of $167 million to $171 million, or $4.27 to $4.37 per diluted share.

Third quarter 2013 guidance is based on an assumed average U.S. retail fuel price of $3.74 per gallon, and approximately 39 million shares outstanding. Full-year 2013 guidance is based on an assumed average U.S. retail fuel price of $3.69 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that third quarter 2013 fleet credit loss will range between 8 and 13 basis points, and that fleet credit loss for full year 2013 will range between 8 to 11 basis points.

Given the high likelihood that the pending merchant litigation settlement will be approved, the Company’s full-year guidance continues to assume a negative impact to the Company’s interchange rate, which is expected to be approximately 10 basis points for an 8 month period and began on July 29, 2013. We expect an impact of approximately $0.07 per share in 2013.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2013. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three and six months ended June 30, 2013 and 2012.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2013. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three months ended June 30, 2013 and 2012 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, July 31, 2013, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.5 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,400 associates. For more information about WEX, please visit WEXInc.com.

Forward Looking Statement

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding bonds on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A. of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenues
Fleet payment solutions	$131,040	$114,685	$257,079	$223,832
Other payment solutions	47,245	38,379	86,576	69,354

Total revenues	178,285	153,064	343,655	293,186

Expenses
Salary and other personnel	40,647	29,963	80,724	58,678
Service fees	26,608	24,770	50,413	45,078
Provision for credit losses	4,915	4,184	8,671	9,227
Technology leasing and support	6,428	4,874	11,913	9,141
Occupancy and equipment	4,191	3,214	7,996	6,030
Depreciation, amortization and impairment	14,501	11,397	29,108	22,714
Operating interest expense	1,082	1,076	2,229	2,187
Cost of hardware and equipment sold	1,137	784	2,211	1,511
Other	11,695	9,922	22,779	17,777

Total operating expenses	111,204	90,184	216,044	172,343

Operating income	67,081	62,880	127,611	120,843

Financing interest expense	(7,369)	(2,290)	(14,708)	(4,575)
Loss on foreign currency transactions	(1,028)	(472)	(1,260)	(492)
Decrease in tax refund due to former shareholders of RD Card Holdings Australia	—	9,750	—	9,750
Net realized and unrealized gains on fuel price derivatives	8,614	20,792	859	1,980

Income before income taxes	67,298	90,660	112,502	127,506

Income taxes	25,246	60,325	41,873	73,935

Net income	42,052	30,335	70,629	53,571

Less: Net loss from noncontrolling interest	(161)	—	(273)	—

Net earnings attributable to WEX Inc.	$42,213	$30,335	$70,902	$53,571

Net earnings attributable to WEX Inc. per share:
Basic	$1.08	$0.78	$1.82	$1.38
Diluted	$1.08	$0.78	$1.81	$1.37

Weighted average common shares outstanding:
Basic	38,934	38,883	38,911	38,852
Diluted	39,039	39,084	39,136	39,114

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30, 2013	December 31, 2012

Assets
Cash and cash equivalents	$299,559	$197,662
Accounts receivable (less reserve for credit losses of $10,430 in 2013 and $11,709 in 2012)	1,831,892	1,555,814
Available-for-sale securities	16,735	16,350
Fuel price derivatives, at fair value	2,238	—
Property, equipment and capitalized software (net of accumulated depreciation of $136,247 in 2013 and $125,659 in 2012)	59,054	60,097
Deferred income taxes, net	98,424	118,535
Goodwill	816,051	844,285
Other intangible assets, net	215,699	241,810
Other assets	109,275	90,538

Total assets	$3,448,927	$3,125,091

Liabilities and Stockholders' Equity
Accounts payable	$725,454	$527,838
Accrued expenses	73,860	60,532
Income taxes payable	4,873	10,151
Deposits	987,819	890,345
Borrowed federal funds	—	48,400
Revolving line-of-credit facilities and term loan	292,500	621,000
Deferred income taxes, net	15,003	18,407
Notes outstanding	400,000	—
Amounts due under tax receivable agreement	82,491	86,550
Fuel price derivatives, at fair value	—	1,729
Other liabilities	19,728	20,546

Total liabilities	2,601,728	2,285,498

Commitments and contingencies

Redeemable noncontrolling interest	19,650	21,662
Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,886 in 2013 and 42,586 in 2012 shares issued; 38,971 in 2013 and 38,908 in 2012 shares outstanding	429	426
Additional paid-in capital	163,747	162,470
Retained earnings	801,213	730,311
Accumulated other comprehensive (loss) income	(7,274)	37,379

Less treasury stock at cost; 4,007 shares in 2013 and 3,766 in 2012	(130,566)	(112,655)

Total stockholders' equity	827,549	817,931

Total liabilities and stockholders’ equity	$3,448,927	$3,125,091

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended June 30,
	2013	2012

Cash flows from operating activities
Net income	$70,629	$53,571
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Fair value change of fuel price derivatives	(3,967)	(11,008)
Stock-based compensation	4,388	6,151
Depreciation and amortization	30,251	23,412
Deferred taxes	18,703	27,425
Provision for credit losses	8,671	9,227
Loss on disposal of property, plant and equipment	555	125
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(301,165)	(217,007)
Other assets	(8,239)	(52,864)
Accounts payable	205,774	114,143
Accrued expenses	14,047	(7,539)
Income taxes	(4,149)	17,770
Other liabilities	1,313	(9,824)
Amounts due under tax receivable agreement	(4,411)	(4,135)

Net cash provided by (used for) operating activities	32,400	(50,553)

Cash flows from investing activities
Purchases of property and equipment	(13,017)	(15,934)
Purchases of available-for-sale securities	(1,632)	(154)
Maturities of available-for-sale securities	583	698
Acquisitions, net of cash	—	(27,783)

Net cash used for investing activities	(14,066)	(43,173)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	6,280	2,444
Repurchase of share-based awards to satisfy tax withholdings	(10,917)	(2,940)
Proceeds from stock option exercises	1,526	1,373
Net change in deposits	97,480	267,961
Net change in borrowed federal funds	(48,400)	(6,900)
Other financing debt	(1,215)	—
Loan origination fee	(12,023)	—
Borrowings on notes outstanding	400,000	—
Net activity on 2011 revolving line-of-credit	(438,500)	30,400
Net activity on 2011 term loan	(182,500)	(5,000)
Net activity on 2013 term loan	292,500	—
Purchase of shares of treasury stock	(17,911)	(11,288)

Net cash provided by financing activities	86,320	276,050

Effect of exchange rate changes on cash and cash equivalents	(2,757)	(113)

Net change in cash and cash equivalents	101,897	182,211
Cash and cash equivalents, beginning of period	197,662	25,791

Cash and cash equivalents, end of period	$299,559	$208,002

Supplemental cash flow information
Interest paid	$7,291	$6,432
Income taxes paid	$21,256	$26,319

Significant non-cash transactions
Reduction of rapid! – estimated earn out	$—	$839
Increase in UNIK – estimated earn out	$198	$—

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings
Three and Six Months Ended June 30, 2013 and 2012
(in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Adjusted net income WEX Inc.	$41,059	$39,079	$79,368	$74,646
Unrealized gains on fuel price derivatives	9,849	24,563	3,967	11,008
Amortization of acquired intangible assets	(8,134)	(4,984)	(16,513)	(10,070)
Deferred loan costs associated with the extinguishment of debt	—	—	(1,004)	—
Change in tax refund due to former shareholders of RD Card Holdings Australia	—	9,750	—	9,750
ANI adjustments attributable to noncontrolling interest	312	—	658	—
Tax impact	(873)	(38,073)	4,426	(31,763)

Net earnings attributable to WEX Inc.	$42,213	$30,335	$70,902	$53,571

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, deferred loan cost associated with the extinguishment of debt, adjustments attributable to noncontrolling interest, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement including the former shareholder of RD Card Holdings Australia. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles, deferred loan cost associated with the extinguishment of debt, adjustments attributable to noncontrolling interest, the net impact of tax rate changes on the Company's deferred tax asset and related tax refund due to former shareholders of RD Card Holdings Australia have no impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics

	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	73,797	68,742	70,091	66,155	63,912
Gallons per payment processing transaction	22.8	22.8	22.7	19.3	19.5
Payment processing gallons of fuel (000s)	1,684,050	1,567,230	1,592,347	1,274,798	1,243,466
Average US fuel price (US$ / gallon)	$3.70	3.76	3.69	3.74	3.79
Average Australian fuel price (US$ / gallon)	$5.23	5.75	5.82	5.42	5.60
Payment processing $ of fuel (000s)	$6,330,221	6,011,767	6,083,379	4,868,631	4,823,656
Net payment processing rate*	1.40%	1.38%	1.40%	1.62%	1.63%
Fleet payment processing revenue (000s)	$88,422	83,194	85,371	78,803	78,451

Other Payment Solutions – Payment Processing Revenue:**
Payment solutions purchase volume (000s)	$3,181,931	2,635,062	2,494,508	3,182,032	2,822,657
Net interchange rate	0.99%	0.96%	0.94%	0.90%	0.90%
Payment solutions processing revenue (000s)	$31,467	25,238	23,322	28,544	25,417

*The decline in the net payment process rate during Q4 2012 is primarily due to the acquisition of Fleet One in October of 2012.
** Excludes payment processing revenue from rapid! Paycard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Three and Six Months Ended June 30, 2013 and 2012
(in thousands)
(unaudited)

Fleet Payment Solutions

(in thousands, except per	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
transaction and per gallon data)	2013	2012	Amount	Percent	2013	2012	Amount	Percent

Revenues
Payment processing revenue	$88,422	$78,451	$9,971	13%	$171,616	$152,306	$19,310	13%
Transaction processing revenue	4,897	4,157	740	18%	9,507	8,138	1,369	17%
Account servicing revenue	18,615	15,481	3,134	20%	37,178	30,935	6,243	20%
Finance fees	13,733	11,629	2,104	18%	26,981	22,818	4,163	18%
Other	5,373	4,967	406	8%	11,797	9,635	2,162	22%

Total revenues	131,040	114,685	16,355	14%	257,079	223,832	33,247	15%

Other Payment Solutions

	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
(in thousands)	2013	2012	Amount	Percent	2013	2012	Amount	Percent

Revenues
Payment processing revenue	$33,495	$25,913	$7,582	29%	$60,627	$46,078	$14,549	32%
Transaction processing revenue	1,215	1,559	(344)	(22)%	2,763	3,597	(834)	(23)%
Account servicing revenue	2,848	1,220	1,628	133%	5,291	2,264	3,027	134%
Finance fees	1,690	148	1,542	(1,042)%	3,159	319	2,840	890%
Other	7,997	9,539	(1,542)	(16)%	14,739	17,096	(2,360)	(14)%

Total revenues	47,245	38,379	8,866	23%	86,576	69,354	17,222	25%

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, (207) 523-6763
Jessica.Roy@wexinc.com
or
Investor Relations contact:
Michael E. Thomas, (207) 523-6743
Michael.Thomas@wexinc.com